Exhibit 10.2

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), dated as of June 23, 2008 (the “Effective Date”), by and among El Pollo Loco, Inc. (the "Company"), Chicken Acquisition Corp. ("CAC") and Trimaran Fund II, LLC ("Trimaran"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Payment and Subscription Agreement (the "Subscription Agreement"), dated as of December 19, 2007, by and among the Company, CAC and Trimaran.

R E C I T A L S

WHEREAS, El Pollo Loco – USA, Inc. and CAC have entered into a Confidential Settlement and Release Agreement relating to the Litigation in respect of which the Company, CAC and Trimaran had entered into the Subscription Agreement and the Fee Agreement (the "Fee Agreement"), dated as of December 19, 2007, by and among the Company, CAC and Trimaran;

WHEREAS, pursuant to Section 12 of the Subscription Agreement and the Fee Agreement, the parties may terminate such agreements by mutual agreement; and

WHEREAS, the Company, CAC and Trimaran desire to terminate the Subscription Agreement and the Fee Agreement (together, the "Bonding Agreements").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Termination of the Resale Agreement. Notwithstanding any other provision of the Bonding Agreements to the contrary, the Company, CAC and Trimaran hereby agree that upon the execution and delivery of this Agreement, (i) the Bonding Agreements shall terminate in all respects pursuant to Section 12 of such agreements (without any further action on the part of any party thereto) and shall be of no further force or effect; (ii) all rights, duties, obligations and liabilities under the Bonding Agreements shall be terminated and extinguished and (iii) each of the parties hereto irrevocably releases any and all of its rights and claims under the Bonding Agreements that such party may have had, now has or may have in the future against the other parties to the Bonding Agreements and agrees that the other parties shall have no further rights, duties, obligations or liabilities thereunder.

2. Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof.

3. Further Assurances. The parties hereto shall do and execute, or procure to be done and executed, all such further acts, deeds, documents and things as may be necessary to give full effect to the terms and intent of this Agreement.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute but one and the same instrument.

5. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

EL POLLO LOCO, INC.

By:	/s/ Joseph N. Stein
Name: Joseph N. Stein
Title: Senior Vice President

CHICKEN ACQUISITION CORP.

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title: Vice President

TRIMARAN FUND II, LLC

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title: Managing Director, Trimaran Fund
Management, LLC, its investment manager

[Signature Page to Termination Agreement]